Exhibit 99.1

EQT Midstream Partners Reports First Quarter 2013 Results

PITTSBURGH--(BUSINESS WIRE)--April 25, 2013--EQT Midstream Partners, LP (NYSE: EQM), an EQT Corporation company, today announced first quarter 2013 financial and operating results. Net income for the quarter totaled $22.2 million and adjusted EBITDA was $26.7 million. Distributable cash flow was $24.4 million for the quarter. Adjusted operating income when compared to the same quarter last year was higher by about $6.5 million, or 40%. The non-GAAP financial measures are reconciled in the Non-GAAP Disclosures section of this press release.

Highlights for the first quarter 2013:

  Announced increase in quarterly cash distribution to $0.37 per unit, a 6% increase over the prior quarter cash distribution;
  Increasing adjusted EBITDA guidance for 2013 to between $90 and $95 million; and
  Increasing distributable cash flow guidance for 2013 to between $71 and $76 million.

EQT Midstream Partners, LP (Partnership) closed its initial public offering (IPO) on July 2, 2012. Results for periods prior to the IPO are attributable to its predecessor, Equitrans, LP (Equitrans).

The Partnership has a capital lease with EQT Corporation (EQT) for the lease of the Sunrise Pipeline (Sunrise), and operates the pipeline as part of its transmission and storage system. Revenues and expenses associated with Sunrise are included in the Partnership’s financial statements; however, the monthly lease payment to EQT Corporation offsets the impact on the Partnership’s distributable cash flow; therefore, first quarter 2013 results are discussed on an adjusted basis, excluding Sunrise.

Adjusted operating revenues increased $5.9 million or 19% compared to operating revenues for the same quarter last year. The increase was primarily due to higher system throughput related to growth in Marcellus Shale development and increased contracted transmission capacity associated with the Blacksville Compressor project which was completed in September 2012. In the first quarter, the Partnership recorded approximately $2 million of revenue from interruptible throughput that the Partnership does not expect to recognize in the second quarter. At the end of the first quarter, three storage related contracts expired and were not renewed. The Partnership realized about $0.5 million of revenue in the first quarter related to these storage contracts. Adjusted operating expenses decreased $0.7 million versus the first quarter of 2012.

Operating revenues are seasonal, and based on utility customer contracts, are currently expected to be about $2 million per quarter higher in the first and fourth quarters of each year. In addition, operating expenses are typically lower in the first quarter compared to other quarters due to less maintenance work performed in the coldest months. First quarter adjusted operating expenses were approximately $1 million lower than projected average adjusted operating expenses for the remaining three quarters of 2013.

Quarterly Distribution

The Partnership announced a quarterly cash distribution of $0.37 per unit for the first quarter of 2013. The distribution will be paid on May 15, 2013 to all unitholders of record at the close of business on May 6, 2013.

Guidance

Today, the Partnership announced an increase to its 2013 forecast for adjusted EBITDA and distributable cash flow. Adjusted EBITDA is expected to be approximately $90 - $95 million and distributable cash flow is expected to be approximately $71 - $76 million, approximately 17% higher than previous guidance. The increase in the 2013 forecast is primarily related to higher than expected system throughput from Marcellus Shale development. The Partnership forecasts second quarter adjusted EBITDA to be approximately $22 - $24 million. The guidance does not include financial impacts of potential acquisitions.

CAPITAL EXPENDITURES

Expansion

First quarter expansion capital expenditures totaled $5.0 million, of which $2.5 million related to new interconnects and $2.5 million related to the Low Pressure East Pipeline project and other system upgrades. The Partnership forecasts expansion capital expenditures of $38 million for 2013. Approximately $25 million will be to complete the Low Pressure East Pipeline project, which will upgrade nearly 26 miles of existing pipeline in Greene, Washington and Allegheny counties of Pennsylvania. The project will add 150 MMcf per day of transmission capacity and is expected to be completed in the fourth quarter of 2013. The remaining expansion capital expenditures will fund new interconnects and dehydration upgrades, adding 300 MMcf per day of transmission capacity mid-year 2013.

Ongoing Maintenance

Ongoing maintenance capital expenditures are cash expenditures made to maintain, over the long term, the Partnership’s operating capacity or operating income. Ongoing maintenance capital expenditures are all maintenance capital expenditures other than funded regulatory compliance capital expenditures and reimbursable maintenance capital expenditures. First quarter 2013 included $2.1 million of ongoing maintenance capital expenditures. The Partnership forecasts ongoing maintenance capital expenditures of $17.2 million for 2013. Maintenance-related capital expenditures are expected to vary quarter-to-quarter, primarily based on more activity when weather is favorable.

Reimbursable Maintenance

Plugging and abandonment and bare steel replacement capital expenditures are referred to as reimbursable maintenance capital expenditures in the Reconciliation table in the Non-GAAP Disclosures section of this press release.

Plugging and abandonment

EQT has agreed, for ten years following the IPO, to reimburse the Partnership for plugging and abandonment expenditures associated with certain identified wells. Plugging and abandonment capital expenditures totaled $0.5 million in the first quarter. EQT will reimburse the Partnership $0.5 million related to plugging and abandonment expenditures incurred in the first quarter.

Bare Steel Replacement Program

EQT has agreed, for ten years following the IPO, to reimburse the Partnership for bare steel replacement capital expenditures in the event that ongoing maintenance capital expenditures and bare steel capital expenditures exceed $17.2 million in any calendar year. EQT Corporation will reimburse the Partnership for the lesser of (i) the amount of bare steel replacement capital expenditures during such year; and (ii) the amount by which ongoing maintenance capital expenditures and bare steel capital expenditures exceed $17.2 million. First quarter 2013 bare steel capital expenditures totaled $0.6 million.

The Partnership forecasts ongoing maintenance capital expenditures of $17.2 million plus bare steel capital expenditures of $6.0 million in 2013, which results in a forecasted reimbursement of $6.0 million in 2013. EQT will reimburse the Partnership $0.6 million related to the bare steel replacement program expenditures incurred in the first quarter.

Funded Regulatory Compliance

Funded regulatory compliance capital expenditures relate to discrete expenditures necessary to comply with certain regulatory and other legal requirements. The Partnership has identified two specific regulatory compliance initiatives, system segmentation and isolation; and valve pit remediation. In order to fund these two initiatives, the Partnership retained $32 million from the IPO. Funded regulatory compliance capital expenditures do not impact the calculation of distributable cash flow. First quarter 2013 included $2.3 million of funded regulatory compliance capital expenditures. Since the IPO, the Partnership has incurred $9.1 million of funded regulatory compliance capital expenditures and forecasts $12 million in 2013.

SUNRISE PIPELINE

On June 18, 2012, Equitrans transferred ownership of Sunrise, an approximately 40 mile Federal Energy Regulatory Commission (FERC) regulated transmission pipeline, to EQT Corporation. At the time of the transfer, the Partnership entered into a capital lease with EQT Corporation for the lease of the pipeline. Under the lease, the Partnership operates the pipeline as part of its transmission and storage system under the rates, terms and conditions of its FERC-approved tariff. Sunrise was placed into service during the third quarter of 2012. Revenues and expenses associated with Sunrise are included in the Partnership’s financial statements. The lease payment, which totaled $6.9 million in the first quarter, is not expected to have a net positive or negative impact on distributable cash flow. The revenues and expenses associated with Sunrise are set forth in the Reconciliation table in the Non-GAAP Disclosures section of this press release.

NON-GAAP DISCLOSURES

Adjusted EBITDA and Distributable Cash Flow

As used in this press release, adjusted EBITDA means net income plus net interest expense, income tax expense (if applicable), depreciation and amortization expense, non-cash long-term compensation expense and other non-cash adjustments (if applicable), less other income and the Sunrise lease payment. As used in this press release, distributable cash flow means adjusted EBITDA less net cash paid for interest expense, ongoing maintenance capital expenditures, and income taxes (if applicable). Adjusted EBITDA and distributable cash flow are non-GAAP supplemental financial measures that management and external users of the Partnership’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, use to assess:

  the Partnership’s operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or, in the case of adjusted EBITDA, financing methods;
  the ability of the Partnership’s assets to generate sufficient cash flow to make distributions to the Partnership’s unitholders;
  the Partnership’s ability to incur and service debt and fund capital expenditures; and
  the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

The Partnership believes that adjusted EBITDA and distributable cash flow provide useful information to investors in assessing the Partnership’s financial condition and results of operations. Adjusted EBITDA and distributable cash flow should not be considered alternatives to net income, operating income, cash flows from operating activities, or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA and distributable cash flow have important limitations as analytical tools because they exclude some, but not all, items that affect net income and net cash provided by operating activities. Additionally, because adjusted EBITDA and distributable cash flow may be defined differently by other companies in the industry, the Partnership’s definition of adjusted EBITDA and distributable cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. The table below reconciles adjusted EBITDA and distributable cash flow with net income and net cash provided by operating activities as derived from the statements of consolidated operations and the statements of consolidated cash flows, to be included in the Partnership’s quarterly report on Form 10-Q for the quarter ended March 31, 2013.

Reconciliation of Adjusted EBITDA and Distributable Cash Flow

Q1 2013
(in thousands $)
Operating revenues:
Transmission and storage	$41,065
Gathering	3,300
Total operating revenues	44,365
Operating expenses:
Operating and maintenance	6,632
Selling, general and administrative	4,248
Depreciation and amortization	7,348
Total operating expenses	18,228
Operating income	26,137
Other income	297
Interest expense	(4,204)
Net income	$22,230
Add:
Depreciation and amortization	7,348
Interest expense	4,204
Non-cash long-term compensation expense	353
Non-cash reserve adjustment	(250)
Less:
Other income	(297)
Sunrise lease payment	(6,863)
Adjusted EBITDA	$26,725
Less:
Cash interest, net	(219)
Ongoing maintenance capital expenditures	(2,074)
Reimbursable plugging & abandonment capital expenditures	(461)
Reimbursable bare steel replacement capital expenditures	(644)
Add:
Reimbursement of plugging & abandonment capital expenditures	461
Reimbursement of bare steel replacement capital expenditures	644
Distributable cash flow	$24,432

Distributions declared (a)	$13,093

Coverage ratio	1.87x

(a) Reflects quarterly cash distribution of $0.37 per unit for the first quarter of 2013.

Q1 2013
(in thousands $)

Net cash provided by operating activities	$26,875
Add:
Interest expense, net	4,204
Sunrise pipeline lease payment	(6,863)
Other, including changes in working capital	2,509
Adjusted EBITDA	$26,725

Adjusted Operating Revenues, Adjusted Operating Expenses, Adjusted Operating Income and Adjusted Income Before Income Taxes

Adjusted operating revenues, adjusted operating expenses, adjusted operating income and adjusted income before income taxes, all of which exclude the impact associated with Sunrise, are non-GAAP supplemental financial measures that are presented because they are important measures used by management to evaluate the Partnership’s performance. Sunrise is not expected to have a net positive or negative impact on the Partnership’s distributable cash flow. Adjusted operating revenues, adjusted operating expenses, adjusted operating income and adjusted income before income taxes should not be considered in isolation or as a substitute for operating revenues, operating expenses, operating income or income before income taxes. The table below reconciles adjusted operating revenues, adjusted operating expenses, adjusted operating income and adjusted income before income taxes with operating revenues, operating expenses, operating income and income before income taxes as derived from the statements of consolidated operations to be included in the Partnership’s quarterly report on Form 10-Q for the quarter ended March 31, 2013.

	Three Months Ending March 31,
	2013			2012
(in thousands $)	Reported Results	Adjustment to exclude Sunrise	Adjusted Results (excludes Sunrise)	Reported Results
REVENUES:
Operating revenues – affiliate	$34,386	$(5,688)	$28,698	$24,234
Operating revenues – third party	9,979	(1,796)	8,183	6,769
Total operating revenues	$44,365	$(7,484)	$36,881	$31,003

OPERATING EXPENSES:
Operating and maintenance	$6,632	$(244)	$6,388	$7,024
Selling, general and administrative	4,248	(376)	3,872	4,549
Depreciation and amortization	7,348	(3,654)	3,694	3,038
Total operating expenses	$18,228	$(4,274)	$13,954	$14,611
Operating income	26,137	(3,210)	22,927	16,392
Plus: Other income, net	297	-	297	2,471
Less: Interest expense, net	4,204	(3,993)	211	1,539
Income before income taxes	$22,230	$(783)	$23,013	$17,324

Q1 2013 Webcast Information

EQT Midstream Partners will host a live webcast with security analysts today, beginning at 11:30 a.m. Eastern Time. The topics of the webcast will be financial results, operating results and other matters with respect to first quarter of 2013. The webcast will be available at www.eqtmidstreampartners.com; and a replay will be available for seven days following the call.

EQT Corporation (EQT), which is the Partnership's general partner and majority equity owner, will also host a teleconference with security analysts today, beginning at 10:30 a.m. Eastern Time. The Partnership's unitholders are encouraged to listen to the EQT teleconference, which is expected to cover topics that are relevant to the Partnership, such as EQT's financial and operational results and potential asset dropdown transactions involving the Partnership. This teleconference may also include first quarter 2013 results and other matters with respect to the Partnership. The webcast can be accessed via www.eqt.com and will be available as a replay for seven days following the call.

About EQT Midstream Partners:

EQT Midstream Partners, LP is a growth-oriented limited partnership formed by EQT Corporation to own, operate, acquire and develop midstream assets in the Appalachian basin. The Partnership provides midstream services to EQT Corporation and third-party companies through two primary assets: the Equitrans Transmission and Storage System and the Equitrans Gathering System. The Partnership has a 700 mile FERC-regulated, interstate pipeline system and more than 2,000 miles of FERC-regulated, low-pressure gathering lines.

Visit EQT Midstream Partners, LP at www.eqtmidstreampartners.com

Cautionary Statements

The Partnership is unable to provide a reconciliation of its projected adjusted EBITDA and projected distributable cash flow to projected net income or projected net cash provided by operating activities, the most comparable financial measures calculated in accordance with generally accepted accounting principles, because of uncertainties associated with projecting future net income and changes in assets and liabilities.

Disclosures in this press release contain certain forward-looking statements. Statements that do not relate strictly to historical or current facts are forward-looking. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of the Partnership and its subsidiaries, including guidance regarding the Partnership’s transmission and storage and gathering revenue and volume growth; revenue projections; infrastructure programs (including the timing, cost, capacity and sources of funding with respect to such programs); natural gas production growth in the Partnership’s operating areas for EQT Corporation (EQT) and third parties; asset acquisitions, including the Partnership’s ability to complete any asset purchases from EQT or third parties; internal rate of return (IRR); compound annual growth rate (CAGR), capital commitments, projected capital and operating expenditures, including the amount and timing of capital expenditures reimbursable by EQT, capital budget and sources of funds for capital expenditures; liquidity and financing requirements, including funding sources and availability; distribution rate and growth; projected adjusted EBITDA and projected distributable cash flow, including the effect of the Sunrise lease on distributable cash flow; future projected Sunrise lease payments; the effects of government regulation; and tax position. These statements involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Partnership has based these forward-looking statements on current expectations and assumptions about future events. While the Partnership considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the Partnership’s control. The risks and uncertainties that may affect the operations, performance and results of the Partnership’s business and forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors” of the Partnership’s Form 10-K for the year ended December 31, 2012, as updated by any subsequent Form 10-Q’s. Any forward-looking statement speaks only as of the date on which such statement is made and the Partnership does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

Information in this press release regarding EQT Corporation and its subsidiaries, other than the Partnership, is derived from publicly available information published by EQT.

This release serves as qualified notice to nominees under Treasury Regulation Sections 1.1446-4(b)(4) and (d). Please note that 100% of the Partnership’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of the Partnership’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals or corporations, as applicable. Nominees, and not the Partnership, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

EQT Midstream Partners, LP Statements of Operations (unaudited)

	Three Months Ended March 31,
(in thousands, except per unit amounts)	2013	2012
REVENUES:
Operating revenues – affiliate	$34,386	$24,234
Operating revenues – third party	9,979	6,769
Total operating revenues	44,365	31,003

OPERATING EXPENSES:
Operating and maintenance	6,632	7,024
Selling, general and administrative	4,248	4,549
Depreciation and amortization	7,348	3,038
Total operating expenses	18,228	14,611
Operating income	26,137	16,392
Other income, net	297	2,471
Interest expense, net	4,204	1,539
Income before income taxes	22,230	17,324
Income tax expense	—	6,201
Net income	$22,230	$11,123

Net income per limited partner unit - basic	$0.63	N/A
Net income per limited partner unit - diluted	$0.63	N/A

Weighted average limited partner units outstanding – basic	34,679	N/A
Weighted average limited partner units outstanding – diluted	34,768	N/A

Operating Results

	Three Months Ended March 31,
	2013	2012
OPERATING DATA (in BBtu per day):
Transmission pipeline throughput	900	462

CAPITAL EXPENDITURES (in thousands):
Expansion capital expenditures, excluding Sunrise project	$5,028	$11,788
Sunrise project capital expenditures	—	35,346
Maintenance capital expenditures:
Ongoing maintenance	2,074	2,478
Funded regulatory compliance	2,278	—
Reimbursable P&A maintenance	461	1,518
Reimbursable bare steel maintenance	644	110
Total maintenance capital expenditures	5,457	4,106
Total capital expenditures	$10,485	$51,240

CONTACT:
EQT Midstream Partners
Analyst inquiries please contact:
Nate Tetlow – Investor Relations Manager, 412-553-5834
ntetlow@eqtmidstreampartners.com
or
Patrick Kane – Chief Investor Relations Officer, 412-553-7833
pkane@eqtmidstreampartners.com
or
Media inquiries please contact:
Natalie Cox – Corporate Director, Communications, 412-395-3941
ncox@eqtmidstreampartners.com